Exhibit 99.1

Transatlantic Holdings, Inc. Announces That Reuben Jeffery Has Resigned From the Board of Directors

NEW YORK--(BUSINESS WIRE)--March 29, 2011--Transatlantic Holdings, Inc. today announced that Reuben Jeffery has resigned from the Board of Directors, effective March 23, 2011, due to the time commitment required by his role as Chief Executive Officer of Rockefeller Financial, as well as other commitments.

Richard S. Press, Chairman of the Board, commented, “We would like to thank Reuben for his contributions and distinguished service. His wealth of global financial expertise and insight have added to Transatlantic’s continued success. We wish Reuben well in his future endeavors.”

Transatlantic Holdings, Inc. (TRH) is a leading international reinsurance organization headquartered in New York, with operations on six continents. Its subsidiaries, Transatlantic Reinsurance Company®, Trans Re Zurich Reinsurance Company Ltd. and Putnam Reinsurance Company, offer reinsurance capacity on both a treaty and facultative basis ― structuring programs for a full range of property and casualty products, with an emphasis on specialty risks.

Visit — www.transre.com — for additional information about TRH.

CONTACTS:
Transatlantic Holdings, Inc.
Thomas V. Cholnoky, 212-365-2292